EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the Thirtieth day of September, 2010, by and between Voice Assist Inc., a Nevada public company having its principal place of business at 2 South Point Drive, Suite 100, Lake Forest, CA 92630 (the “Employer”), and Michael D. Metcalf, an individual currently residing in the City of Mission Viejo, CA (the “Employee”).  As used herein, the term “Parties” shall be used to refer to the Employer and Employee jointly.

WHEREAS:

A.           Employer is currently completing a major transaction involving the acquisition of assets from companies currently associated with the Employee, and

B.           Employer desires a smooth and orderly transition of management in connection with the aforesaid asset purchase, and

C.           Employer is of the opinion that Employee has education, experience and/or expertise which is of value to Employer and its shareholders, and

D.    Employer and Employee acknowledge and agree that each party seeks to revoke all prior oral and written agreements, understandings, and arrangements between Employer and Employee in connection with Employee’s proposed employment by Employer.

E.           Employer desires to be assured of the association and services of Employee and Employer acknowledges that Employee does not have any existing conditions or incapacity which would render him unfit to fulfill his obligations under this Agreement.

F.           Employee is willing and desires to be employed by Employer, and Employer is willing to employ Employee, upon the terms, covenants and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which the Parties hereto acknowledge, Employer and Employee agree as follows:

1.	EMPLOYMENT. Employer hereby agrees to employ Employee and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth.

2.	TERM. For purposes of this Agreement, “Term” shall mean the original term (as defined in Section 2.1 below) and the renewal term (as defined in Section 2.2 below), if applicable.

2.1	Original Term: The Term of this Agreement shall commence on October 1, 2010 and expire on December 31st, 2015, unless sooner terminated pursuant to the terms and provisions herein stated.

2.2
Renewal Term:  This Agreement shall automatically be extended for additional one (1) year renewal terms unless either party gives written notice to terminate this Agreement at least one hundred & eighty (180) days prior to the end of the preceding term.  Notwithstanding this renewal provision, the Parties shall by way of mutual agreement, at least 180 days prior to the end of the preceding term, finalize any amendments to compensation, duties or any other material section hereof as will be applicable to the subsequent renewal term.

3.	COMPENSATION.

3.1
    Salary:   Employer shall pay Employee a base annual salary of Twenty Thousand Dollars ($20,000) per month, payable in accordance with Employer’s normal policies but in no event less often than semi-monthly (the “Salary”).  Effective January 01 for each successive year this Agreement is in effect, compensation shall be adjusted by the Board of Directors of Employer; provided, however, that the adjustment shall be the greater of a) if the Company is public, CEO base salary equivalent to the fiftieth (50th) percentile for public companies (listed on Nasdaq, Amex or NYSE for year ending the prior December 31 or later) in similar or like industries or of comparable revenue size and/or EBITDA for companies in lieu of comparable industry benchmarks or b) three percent (3%) increase of the Salary.  The Board of Directors shall have the right to increase the Salary more often than annually at its sole discretion.

3.2
Incentive Compensation: Employer shall also pay to Employee incentive compensation in accordance with Addendum A, Employee Incentive Compensation Plan, attached hereto and made a part hereof by this reference.  Incentive Compensation shall be paid not less frequently than annually, and prorated as applicable.

3.3
Incentive Stock Options: Employer hereby grants Employee an option to purchase Employer’s Common Stock (the “Common Stock Purchase Option”) as set forth in Exhibit A attached hereto the pricing for which shall be fixed upon the closing share price on a date in October upon which the Option shall be executed and given to Employee.

3.4
Stock Option Plan/Stock Purchase Plan:  In addition to the Common Stock Purchase Option, Employee shall be eligible to participate in Company’s Stock Option Plan and Stock Purchase Plan during the term of employment as determined by the Company’s Board of Directors.

4.           EMPLOYEE BENEFITS.  Subject to the requirements of the California Labor Code (as defined in Section 1—29.5), Employer and Employee agree as follows:

4.1
General Benefits:  Employee shall be entitled to receive or participate in all benefit plans and programs of Employer currently existing or hereafter made available to executives or senior management of Employer, including but not limited to, dental and medical insurance, including coverage for dependents of Employee, pension and profit sharing plans, 401(k) plans, incentive savings plans, stock option plans, group life insurance, salary continuation plans, disability coverage and other fringe benefits.

4.2
Business Expense: Employee shall be provided with American Express and/or Visa/Master Card credit cards issued in the name of Employer, for purposes of paying business expenses, including without limitation, business travel, entertainment, lodging and similar activities.  Additionally, Employee shall be entitled to receive proper reimbursement for all reasonable out-of-pocket expenses incurred directly by Employee in performing Employee’s duties and obligations under this Agreement.  Employer shall reimburse Employee for such expenses on a monthly basis, upon submission by Employee of appropriate receipts, vouchers or other documents in accordance with Employer’s policy.

4.3
Automobile Expenses: Employer shall provide Employee with a company leased automobile not to exceed $1,000 per month lease payment to use a company automobile in the course of performing his duties and obligations under this Agreement.

4.4
Cellular Telephone & Internet: Employer shall provide Employee with a cellular telephone and high speed internet access for use on Employer’s business and Employer shall be responsible for all costs and expenses incurred in connection with the operation and use of such services, including but not limited to, monthly service charges and maintenance; provided, however, that Employer shall not be responsible for costs and expenses incurred for personal use of Employee.

4.5
Assistance: Employer shall furnish Employee with an executive office, together with a portable computer and office equipment and such other facilities and services as are deemed by the Board of Directors of Employer to be suitable for his position and adequate for the performance of his duties and obligations under this Agreement.  Employer shall also provide Employee with the necessary communications and computer gear, and related communications service cost and computer supplies, to support a working home office; provided, however, that this Section 4.5 shall in no way be construed to obligate Employer to provide Employee with office furnishings for such working home office or to reimburse Employee for home office use unless a separate written agreement is entered into between Employer and Employee.

4.6
Vacation:  Employee shall be entitled during each twelve (12) month period during the Term of this Agreement to a vacation of four (4) weeks during which time Employee’s compensation will be paid in full.  Unused days of vacation will be compensated in accordance with Employer’s policy as established by Employer from time to time.  Employee may take the vacation periods at any time during the year as long as Employee schedules time off as to not create hardship on Employer.  In addition, Employee shall have such other days off as shall be determined by Employer and shall be entitled to paid sick leave and paid holidays in accordance with Employer’s policy.

5.           DUTIES/SERVICE

5.1
Position: Employee is employed as Chief Executive Officer and shall perform such services and duties as are defined in Addendum B, Job Description, attached hereto, and as are normally associated with such position, subject to the direction, supervision and rules and regulations of Employer and its Board of Directors.

5.2
Place of Employment: The place of Employee’s employment and the performance of Employee’s duties will be at Employer’s corporate headquarters and at a separate office facility in Lake Forest, CA or at such location as agreed upon by Employer and Employee.

5.3
Extent of Services: Employee shall at all times and to the best of his ability perform his duties and obligations under this Agreement in a reasonable manner consistent with the interests of Employer.  The precise services of the Employee may be extended or curtailed, from time to time at the discretion of Employer, and Employee agrees to render such different and/or additional services of a similar nature as may be assigned from time to time by Employer.  However, Employer shall not materially alter Employee’s title, duties, obligations or responsibilities or transfer Employee outside of the Orange County, CA area without Employee’s prior written consent.

5.3.1 Except as otherwise agreed by Employer and Employee in writing, it is expressly understood and agreed that Employee’s employment is fulltime and of a critical nature to the success of Employer and is therefore exclusive.  Employee may not be employed by other entities or otherwise perform duties and undertakings on behalf of others or for his own interest unless pre-approved by the Board of Directors.  Employer acknowledges that Employee presently, or may in the future, serve on the Board of Directors of other companies and such action shall not be a breach of this section; provided, however, that such companies either: (a) are listed on Addendum C, attached hereto; or (b) do not compete with Employer or interfere with the performance of Employee’s duties pursuant to this Agreement, as determined in the reasonable judgment of the Board of Directors.  Unless otherwise agreed by Employer and Employee in writing, employment of Employee at less than full time shall not affect the vesting of the Option Shares pursuant to this Agreement.

5.3.2 Additionally, Employer recognizes that Employee has, or may have in the future, non-passive equity positions in other companies, which either: (a) are listed on Addendum C attached hereto; or (b) do not compete with Employer in the reasonable judgment of the Board of Directors.  Employer recognizes that such equity positions may occasionally require some limited attention from Employee during normal business hours.  However, Employee agrees that if such time is considered excessive by the Board of Directors, Employee shall be so advised and noticed by Employer and Employee shall be required to make appropriate adjustments to ensure his duties and obligations under this Agreement are fulfilled.

6.
TERMINATION. The Term of this Agreement shall end upon its expiration pursuant to Section 2 hereof, provided that this Agreement shall terminate prior to such date: (a) upon the Employee’s resignation, death or permanent disability or incapacity; or (b) by Employer at any time for “Cause” (as defined in Section 6.4 below) or without Cause.

6.1
BY RESIGNATION.  If Employee resigns with “Good Reason” (as defined below), this Agreement shall terminate but: (a) Employee shall continue to receive, through the end of the Term of this Agreement, Incentive Compensation in accordance with the terms and conditions of Addendum A and Employee’s Salary payable in periodic installments on Employer’s regular paydays, at the rate then in effect; and (b) all of Employee’s “Incentive Option Shares” (as such term is defined in this Agreement) shall be deemed vested.  For purposes of this Agreement, “Good Reason” shall mean: (i) the assignment to Employee of duties substantially and materially inconsistent with the position and nature of Employee’s employment, the substantial and material reduction of the duties of Employee which is inconsistent with the position and nature of Employee’s employment, or the change of Employee’s title indicating a substantial and material change in the position and nature of Employee’s employment; (ii) a reduction in compensation and benefits that would substantially diminish the aggregate value of Employee’s compensation and benefits without Employee’s written consent; (iii) the failure by Employer to obtain from any successor, an agreement to assume and perform this Agreement; or (iv) a corporate “Change In Control” (as defined below).  For purposes of this Agreement, “Change In Control” shall mean (1) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of Employer’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction in a transaction approved by the stockholders, or the sale, transfer, or other disposition of more than fifty percent (50%) of the total combined voting power of Employer’s outstanding securities to a person or persons different from the persons holding those securities immediately prior to such transaction; or (2) the sale, transfer or other disposition of all or substantially all of the Employer’s assets in complete liquidation or dissolution of Employer other than in connection with a transaction described in Section 6.1(1) above.  If Employee resigns without Good Reason, Employee shall be entitled to receive Employee’s Salary and Incentive Compensation only through the date of such resignation and Employee’s Option Shares shall be deemed vested only through the date of such resignation.

6.2
BY REASON OF INCAPACITY OR DISABILITY: If Employee becomes so incapacitated by reason of accident, illness, or other disability that Employee is unable to carry on substantially all of the normal duties and obligations of Employee under this Agreement for a continuous period of one-hundred-eighty (180) days (the “Incapacity Period”), this Agreement shall terminate but: (a) Employee shall continue to receive, through the end of the fiscal year, Incentive Compensation in accordance with the terms and conditions of Addendum A; (b) Employee shall receive, during the Incapacity Period and for the six (6) month period thereafter (the “Extended Period”), Employee’s Salary payable in periodic installments on Employer’s regular paydays, at the rate then in effect, reduced only by the amount of any payment(s) received by Employee pursuant to any disability insurance policy proceeds; and (c) Employee’s Option Shares shall be deemed vested through the Extended Period. For purposes of the foregoing, Employee’s permanent disability or incapacity shall be determined in accordance with Employer’s disability insurance policy, if such a policy is then in effect, or if no such policy is then in effect, such permanent disability or incapacity shall be determined by Employer’s Board of Directors in its good faith judgment based upon Employee’s inability to perform normal and reasonable duties and obligations.

6.3
BY REASON OF DEATH:  If Employee dies during the Term of or any renewal term hereof this Agreement, Employer shall: (a) pay to the estate of Employee, through the end of the fiscal year, Employee’s Incentive Compensation in accordance with the terms and conditions of Addendum A; (b) pay to the estate of Employee, for a period of six (6) months beginning on the date of death (the “Extended Period”), Employee’s Salary payable in periodic installments on Employer’s regular paydays, at the rate then in effect; and (c) Employee’s Option Shares shall be deemed vested through the date of the Extended Period. Other death benefits will be determined in accordance with the terms of Employer’s benefit plans and programs.

6.4
FOR CAUSE.  If the Term of this Agreement is terminated by Employer for Cause: (a) Employee shall be entitled to receive Employee’s Salary and Incentive Compensation only through the date of termination; and (b) Employee’s Option Shares shall be deemed vested only through the date of such termination for Cause.  However, if a dispute arises between Employer and Employee that is not resolved within sixty (60) days and neither party initiates arbitration proceedings pursuant to Section 11.8, Employer shall have the option to pay Employee the lump sum of six (6) months base of Employee’s Salary at the time of termination (the “Severance Payment”) rather than Employee’s Salary and Incentive Compensation through the date of termination, and Employee’s Option Shares shall continue to be deemed vested through the date of such termination for Cause.  Such determination to pay the Severance Payment in lieu of Employee’s Salary and Incentive Compensation shall be made in the reasonable judgment of the Board of Directors.  If Employer elects to make a payment to Employee of the Severance Payment, the Parties hereto agree that such payment and the payment provided by Section 6.6 shall be Employee’s complete and exclusive remedy for such a termination for Cause.  For purposes of this Agreement, “Cause” shall mean: (i) any act of dishonesty or fraud with respect to Employer; (ii) the commission by Employee of a felony, a crime involving moral turpitude or other act causing material harm to Employer’s standing and reputation; (iii) Employee’s continued material failure to perform Employee’s duties to Employer after thirty (30) days’ written notice thereof to Employee; or (iv) the actual conduct of, and not merely the allegation of, gross negligence or willful misconduct by Employee with respect to Employer.

6.5
WITHOUT CAUSE.  If, during the Term of this Agreement, Employer terminates the Employee’s employment without Cause: (a) Employee shall be entitled to receive, for a period of sixty (60) months from the date of such termination, Incentive Compensation in accordance with the terms and conditions of Addendum A which underlying common shares issuable upon conversion thereof shall become fully-paid and non-assessable at the sole expense and tax cost to the Employer, and Employee’s Base Salary, payable in periodic installments on Employer’s regular paydays, at the rate then in effect; and (b) all of Employee’s Option Shares shall be deemed vested and underlying common shares issuable upon conversion thereof shall become fully-paid and non-assessable at the sole expense and tax cost to the Employer.  The payments provided by Sections 6.5 and 6.6 shall be Employee’s complete and exclusive remedy for any termination without Cause.

6.6
EFFECT OF TERMINATION ON UNUSED VACATION TIME:  Upon the termination of this Agreement for any reason whatsoever, Employee shall also have the right to receive any accrued but unused vacation time, and any benefits vested under the terms of any applicable benefit plans.

7.
NON-DISCLOSURE AND INVENTION AND COPYRIGHT ASSIGNMENT AGREEMENT. Employee’s employment is subject to the requirement that Employee sign, observe and agree to be bound, both during and after Employee’s employment, by the provisions of Employer’s Non-Disclosure and Invention and Copyright Assignment Agreement, a copy of which is attached hereto as Addendum D.  Employee’s execution of the Non-Disclosure and Invention and Copyright Assignment Agreement is an express condition precedent to Employer’s obligations under this Agreement.  Employee further agrees to execute, deliver and perform, during the Term of Employee’s employment with Employer and thereafter, any other reasonable confidentiality and non-disclosure agreements concerning Employer and any of its affiliates and its business and products, which Employer promulgates for other key employees and executives.

8.
RETURN OF EMPLOYER PROPERTY: Employee agrees that upon any termination of his employment, Employee shall return to Employer within a reasonable time not to exceed two (2) weeks, any of Employer’s property in his possession or under his control, including but not limited to, computer/office automation equipment, records and names, addresses, and other information with regard to customers or potential customers of Employer with whom Employee has had contact or done business.

9.	RELATIONSHIP OF PARTIES: The Parties intend that this Agreement create an employee-employer relationship between the Parties.

10.
NOTICES:  All notices, required and demands and other communications hereunder must be in writing and shall be deemed to have been duly given when personally delivered or when placed in the United States Mail and forwarded by Registered or Certified Mail, Return Receipt Requested, postage prepaid, or when forwarded via reputable overnight carrier, addressed to the party to whom such notices is being given at the following address:

As to Employer:

Voice Assist, Inc.
2 South Pointe Drive, Suite 100
Lake Forest, CA 92630
Attn: Secretary

As to Employee:

Michael D. Metcalf
2 South Pointe Drive, Suite 100
Lake Forest, CA 92630

Address Change: Any party may change the address(es) at which notices to it or him, as the case may be, are to be sent by giving the notice of such change to the other Parties in accordance with this Section 10.

11. MISCELLANEOUS:

11.1
Entire Agreement.  This Agreement and the Addendums hereto contain the entire agreement of the Parties.  This Agreement may not be altered, amended or modified except in writing duly executed by both of the Parties.

11.2	Assignment. Neither party, without the written consent of the other party, can assign this Agreement.

11.3
Binding.  This Agreement shall be binding upon and inure to the benefit of the Parties, their personal representative, successors and assigns and in the event of any subsequent merger, consolidation, or similar transaction by Employer, all rights of Employee shall continue and remain enforceable, at Employee’s election against any said successor or assign.

11.4	No Waiver. The waiver of the breach of any covenant or condition herein shall in no way operate as a continuing or permanent waiver of the same or similar covenant or condition.

11.5
Severability.  If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way.  The Parties hereto agree to replace any invalid provision with a valid provision which most closely approximates the intent of the invalid provision.

11.6	Interpretation. This Agreement shall not be construed more strongly against any party hereto regardless of which party may have been more responsible for the preparation of Agreement.

11.7	Governing Law This Agreement shall be governed by and construed under the laws of the State of California, without reference to the choice of law principles thereof.

11.8	Arbitration.
11.8.1 Any dispute or claim arising to or in any way related to this Agreement shall be settled by binding arbitration in Lake Forest, California but any dispute or controversy arising out of or interpreting this Agreement shall be settled in accordance with the laws of the State of California as if this Agreement were executed and all actions were performed hereunder within the State of California.  All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association ("AAA").  AAA shall designate an arbitrator from an approved list of arbitrators following both Parties' review and deletion of those arbitrators on the approved list having a conflict of interest with either party.  Each party shall pay its own expenses associated with such arbitration and except for Employer’s obligations under the Securities Exchange Act of 1934, the Parties agree to keep all such matters confidential.  A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter has arisen and in no event shall such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations.  The decision of the arbitrators shall be rendered within 60 days of submission of any claim or dispute, shall be in writing and mailed to all the Parties included in the arbitration.  The decision of the arbitrator shall be binding upon the Parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereof.

11.8.2
The only claims or disputes excluded from binding arbitration under this Agreement are the following: any claim by Employee for workers’ compensation benefits or for benefits under an Employer plan that provides its own arbitration procedure; and any claim by either party for equitable relief, including but not limited to, a temporary restraining order, preliminary injunction or permanent injunction against the other party.

11.8.3
This agreement to submit all Covered Claims to binding arbitration in no way alters the exclusivity of Employee’s remedy under Section 6.5 in the event of any termination without Cause or the exclusivity of Employee’s remedy under Section 6.4 in the event of any termination with Cause, and does not require Employer to provide Employee with any type of progressive discipline.

11.8.4                     Titles.  Titles to the sections of this Agreement are solely for the convenience of the Parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

11.8.5Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but together which shall constitute one and the same instrument.

11.8.6  Exhibit A.  Exhibit A attached hereto, is an integral part of this Agreement is incorporated by reference herein.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

Employer:	VOICE ASSIST INC.,
a Nevada corporation

	By:	/S/ Daniel R. Van Ness
Daniel R. Van Ness
President

Employee:

	By:	/S/ Michael Metcalf
Michael D. Metcalf
ADDENDUM A
EMPLOYEE INCENTIVE COMPENSATION PLAN

This Employee Incentive Compensation Agreement (this “Agreement”) is entered into and effective as of this Thirtieth day of September, 2010, by and between Voice Assist, Inc., a Nevada corporation (the “Employer”), and Michael D. Metcalf (“Employee”), as follows:

WHEREAS, it is in the best interest of Employer and Employee to enter into a continuing arrangement to cover annual Employee Incentive bonuses, and

WHEREAS, both Parties to this Agreement desire to memorialize various aspects of their relationship:

NOW, THEREFORE, the Parties hereby agree as follows:

1.	Addendum. This Agreement is in an addendum to that certain Employment Agreement effective of even date herewith.

2.	Employee Incentive Bonus:
Employee Incentive bonuses granted pursuant to this Agreement shall be paid annually, within ten (10) days of the completion of the annual independent audit of Employer.  Such bonuses shall be as set forth in Addendum A hereto, as from time to time amended.  However, in no event shall such bonus be paid unless the Gross Sales for the applicable year are greater than $5 million. For a bonus to be earned in any year subsequent to the initial year, Gross Sales shall be at a minimum of $10 million. Assuming the minimums are met in any period, then any bonus paid on an amount over the minimum shall be prorated; subject only to a limit in any fiscal year to a maximum of One Million Dollars ($1,000,000) being payable to the Employee pursuant to this Agreement.

2.
Termination: Termination of employment with Employer, whether voluntary or involuntary, shall not affect any bonus earned but not paid.  If employment is terminated, a proportionate share of any bonus earned shall be paid to Employee on the next regular bonus payment date.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

Employer:	VOICE ASSIST INC.,
a Nevada corporation

	By:	/S/ Daniel R. Van Ness
Daniel R. Van Ness
President

Employee:

	By:	/S/ Michael Metcalf
Michael D. Metcalf

Schedule 1
to Addendum A

Bonus Plan for Michael D. Metcalf

For the Company’s Gross Revenues in Fiscal 2011 commencing January 1, 2011

Gross Sales	Marginal % Bracket	Bonus
$0 - $4,999,999	0%	$0.00
$5,000,000 to $9,999,999	2.0%	$Gross Rev x 0.02
$10,000,000 and Higher	1.0%	$Gross Rev x 0.01

For the Company’s Gross Revenues in Fiscal 2012 commencing January 1, 2012

Gross Sales	Marginal % Bracket	Bonus
$0 - $9,999,999	0%	$0.00
$10,000,000 to $24,999,999	1.5%	$Gross Rev x 0.015
$25,000,000 and Higher	1.0%	$Gross Rev x 0.01

; provided that, in any fiscal year the total amount of Bonus payable to the Employee shall not exceed One Million Dollars ($1,000,000).

ADDENDUM B

Job Description for Michael D. Metcalf

Job Title:                            President & CEO
Department:                            Executive
Reports To:                            Board of Directors

SUMMARY
The President serves as Chief Executive Officer (“CEO”) and has primary responsibility for planning, organizing, staffing, and operating Voice Assist, Inc. and its subsidiaries and affiliates (“Voice Assist”) toward its primary objectives, based on profit and return on capital, and is accountable to the Board of Directors for the results of performance of all employees.

The CEO is accountable for all corporate legal and fiduciary activities.

The CEO establishes and communicates the management style, corporate culture, business philosophy and ethical values by which Voice Assist will operate.

The CEO manages and directs Voice Assist by performing the following duties personally or through subordinate managers.

ESSENTIAL DUTIES AND RESPONSIBILITIES include the following. Other duties may be assigned
.
Plans the overall business strategy and goals of Voice Assist that will assure a defined rate of return on stockholder investment and establishes objectives for each function to meet those goals, with the cooperation of the Board of Directors.

Plans, coordinates, and controls the daily operation of Voice Assist through Voice Assist’s managers.  Prepares and presents an annual business plan and budget, for Voice Assist’s operations, to the Board of Directors.

Establishes current and long range goals, objectives, plans and policies, subject to approval by the Board of Directors.

Determines the appropriate organization structure and staffing responsibilities required to meet Voice Assist’s objectives.  Dispenses advice, guidance, direction, and authorization to carry out major plans, standards and procedures, consistent with established policies and Board approval.

Meets with Voice Assist’s executives to ensure that operations are being executed in accordance with Voice Assist ’s policies.

Oversees the adequacy and soundness of Voice Assist’s financial structure.
Reviews operating results of Voice Assist, compares them to established objectives, and takes steps to ensure that appropriate measures are taken to correct unsatisfactory results.
Plans and directs all investigations and negotiations pertaining to mergers, joint ventures, the acquisition of businesses, or the sale of major assets with approval of the Board of Directors.

Establishes and maintains an effective system of communications throughout Voice Assist.

Fulfills responsibility to the Board of Directors to inform or seek approval for significant matters such as financing, capital expenditures, and appointment of officers.

Ensures that Voice Assist business transactions are conducted in accordance with prevailing legal and regulatory requirements.

Reviews and determines approval of all recommendations for compensation of officers, managers and employees.

Presides over stockholders meetings.

Represents Voice Assist with major customers, shareholders, the financial community, Security and Exchange Commission and the public.

Plans and develops industrial, labor, and public relations policies designed to improve company's image and relations with customers, employees, stockholders, and public.

Evaluates performance of executives for compliance with established policies and objectives of firm and contributions in attaining objectives.

Any other job, duty or task reasonably assigned from time to time by the Board of Directors of Voice Assist, acting reasonably.

ADDENDUM C
Approved Non-Voice Assist, Inc.
Business Activity Exemptions

Description of Business Activity

•	Any charitable work for a recognized 501 c 3 charitable cause

•	Any position or work performed in furtherance of the reasonable aims of any religious organization to which the Employee is associated.

•	Any part-time work that will not materially interfere with the conduct of completion of the Employee’s duties and responsibilities to Voice Assist.

•	Any work, function or position that, in the sole discretion of the Board of Directors, is approved hereunder.